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                                                                  Exhibit (e)(5)

                           Form of Retention Letter



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CONFIDENTIAL

Dear ______________:

The Board of Directors of JPS Packaging Company ("JPS") has directed its Chairman to explore strategic alternatives for the future. Two possible alternatives include a sale or a merger of JPS. In the event of a sale or merger, we will include you as a participant in a retention program designed to provide you with additional incentives to remain with JPS until the completion of such sale or merger.

You will receive Fifty Thousand and no/100 Dollars ($50,000) if you continue your employment with JPS at least until the closing of a sale or merger is complete. Such retention benefit is contingent on the sale or merger of JPS and will be paid as soon as possible after the completion of a sale or merger. In the event the Board decides not to sell or merge JPS, you will be notified and the retention program will cease and no retention benefits will be paid. Should JPS terminate your employment without cause while the retention program is in effect and prior to the closing of a sale or merger, you will be paid the full retention benefit.

As we explore all possible strategic alternatives, special challenges exist for all of us to ensure the stability of our daily operations. We recognize the uncertainty and added pressure this process places on you. I know we can count on your continued support and dedication as we have in the past and as we meet the challenges associated with the future of JPS.

                                           Sincerely,

                                           JPS Packaging Company



                                          By:
                                              ------------------------
                                                 Leo Benatar
                                                 Chairman of the Board